Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA BRANDS INTERNATIONAL REPORTS FIRST QUARTER 2006

NET INCOME OF $20 MILLION, OR $0.46 EPS

Higher Industry and Sourcing Costs in Addition to Increased European Banana Tariffs

Diminish Year-over-Year Comparisons

CINCINNATI – May 4, 2006 – Chiquita Brands International, Inc. (NYSE: CQB) today reported first quarter 2006 net income of $20 million, or $0.46 per diluted share. The company reported net income of $87 million, or $1.94 per diluted share, in the year-ago quarter. The 2006 quarterly results include $50 million of higher costs associated with fuel and transportation, the continuing impact of weather-related events that occurred in late 2005 and higher banana import tariffs in Europe.

“We faced a variety of challenges in the first quarter, including rising industry costs for fuel and transportation expenses as well as the transition to the new banana import regime in the European Union, where tariffs more than doubled this year,” said Fernando Aguirre, chairman and chief executive officer. “In addition, we incurred significantly higher sourcing costs due to the continuing effects of tropical storms in late 2005 and our decision to secure replacement fruit to meet customer needs. We expect our banana supply shortfalls versus market demands in North America to continue through the second quarter, but our supply should return to more normal levels by mid-year. We also anticipate higher industry costs, driven by higher fuel-related expenses, which we are mitigating through indexed fuel surcharge policies.”

Aguirre added, “In the new EU banana import regime, our banana pricing rose 5 percent in the first two months of the year, which partially offset the tariff increase and other higher costs. However, prices declined 1 percent in March and eroded further in April, despite our ability to maintain a price premium versus the competition. We are competing to win in this important market and remain confident that, after the dust settles, we will have strengthened our leadership position with both customers and consumers.”

“Finally, we are very excited about our sustained progress at Fresh Express. We continue to expect this strategic acquisition to generate significant revenue and earnings growth and to be accretive to overall company earnings for the full-year 2006,” Aguirre concluded.

QUARTERLY FINANCIAL HIGHLIGHTS

•	Net sales were $1.2 billion, up 24 percent from $932 million in the first quarter 2005. The increase resulted primarily from the acquisition of Fresh Express, partly offset by lower banana volume in Europe and North America and unfavorable European exchange rates.

•	Operating income was $39 million, compared to $94 million in the year-ago period. The decrease in operating results for 2006 was primarily due to higher fuel and other industry costs, higher costs to replace about two million boxes of banana volume impacted by Hurricane Stan and Tropical Storm Gamma, and increased European banana tariffs.

•	Operating cash flow for the first quarter 2006 was ($19) million, compared to $27 million in the year-ago period. The company invested $57 million in working capital during the first quarter, seasonally the highest quarter for working capital requirements.

•	Total debt was $1.0 billion at both March 31, 2006, and Dec. 31, 2005, and cash was $72 million at March 31, 2006, compared to $89 million at year-end 2005.

QUARTERLY SEGMENT RESULTS

(All comparisons below are to the first quarter of 2005, unless otherwise specified.)

Bananas

In the company’s Banana segment, which includes the sourcing (purchase and production), transportation, marketing and distribution of bananas, net sales were $483 million, down 7 percent from $520 million, and operating income was $23 million, compared to $87 million.

Banana operating results were adversely affected by:

•	$18 million of industry cost increases due to higher rates for fuel, ship charters and normal fruit purchases. The company expects the impact of banana industry cost increases to be $55 million for the full year, which is approximately $7 million higher than previously stated estimates, largely due to continuing increases in fuel-related costs.

•	$16 million of higher sourcing and logistics costs as well as other impacts due to banana volume shortfalls caused by Hurricane Stan and Tropical Storm Gamma, which occurred in the fourth quarter 2005. In an attempt to meet customer needs, the company incurred significantly higher costs for replacement fruit and transportation from Ecuador, where bananas were purchased at record high prices during the quarter.

•	$16 million of net incremental costs associated with higher banana import tariffs in the European Union. Approximately $27 million of incremental tariff costs, reflecting the duty increase to €176 from €75 per metric ton effective Jan. 1, 2006, were offset by approximately $11 million of expenses incurred in the first quarter of 2005 to purchase banana import licenses, which are no longer required.

•	$11 million decrease from the impact of European currency, as outlined in Exhibit C.

•	$8 million from lower volume in Europe, as the company sold less lower-margin second-label fruit.

•	$5 million in professional fees related to previously reported legal proceedings, including the U.S. Department of Justice investigation related to the company’s former Colombian subsidiary, which began in 2003, as well as European competition law matters and U.S. antitrust litigation reported in 2005.

These adverse items were offset in part by:

•	$8 million of higher costs in 2005 related to flooding in Costa Rica and Panama.

•	$5 million benefit from improved European local banana pricing.

For further details on banana volume and pricing, see Exhibits A and B.

Fresh Select

In the company’s Fresh Select segment, which includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas, net sales were $365 million, down 8 percent from $397 million. Operating income was $6 million, compared to $10 million in the 2005 first quarter. Improvements in the company’s North American operations were more than offset by the adverse impact of lower volume and pricing at Atlanta AG as well as currency declines and weather-related supply delays at the company’s Chilean operations.

Fresh Cut

Substantially all of the 2006 revenue in the company’s Fresh Cut segment, which includes packaged salads and fresh-cut fruit, was due to the acquisition of Fresh Express, which closed in the second quarter 2005. First quarter 2006 net sales were $291 million, up from $2 million in 2005, and operating income after plant shut-down costs was $11 million, compared to an operating loss of $3 million in 2005. Fresh Cut segment results were favorably affected by the acquisition of Fresh Express, partially offset by $2 million of charges related to the shut-down of a fresh-cut fruit facility as part of a previously announced supply chain optimization plan. Fresh Express was accretive to earnings in the first quarter 2006.

On a pro forma basis as if the company had completed its acquisition of Fresh Express on Dec. 31, 2004, there was an $8 million improvement in Fresh Cut segment operating income before plant shut-down costs compared to the first quarter 2005. The improvement in pro forma results was driven by a 10 percent increase in volume and a 6 percent increase in net revenue per case in retail value-added salads, continuing improvements in foodservice and fresh-cut fruit operations, and the achievement of acquisition synergies, partially offset by higher industry costs, in particular for fuel. The pro forma segment results for the first quarter of 2005 do not purport to be indicative of what the actual results would have been had the acquisition been completed on the date assumed or the results that may be achieved in the future.

CONFERENCE CALL

The company conference call to discuss first quarter 2006 results will begin at 4:30 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-289-0726 in the United States and +913-981-5545 from other locations. An audio replay of the call will also be available until May 11, 2006. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 6673482. An audio webcast of the call will be available at www.chiquita.com until May 18, 2006; after that date, a transcript of the call will be available on the web site for 12 months.

Chiquita Brands International, Inc. (www.chiquita.com) is a leading international marketer and distributor of high-quality fresh and value-added produce, which is sold under the Chiquita® premium brand, Fresh Express® and other related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. In June 2005, Chiquita acquired Fresh Express, the U.S. market leader in value-added salads, a fast-growing food category for grocery retailers, foodservice providers and quick-service restaurants.

• • •

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the impact of the 2006 conversion to a tariff-only banana import regime in the European Union; the company’s ability to continue to successfully operate Fresh Express; unusual weather conditions; industry and competitive conditions; financing; the customary risks experienced by global food companies, such as the impact of product and commodity prices, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending governmental investigations and claims involving the company.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT1

(Unaudited - in millions, except per share amounts)

	Quarter Ended Mar. 31,
	2006	2005
Net sales	$1,153.7	$931.8

Operating expenses
Cost of sales	992.7	751.4
Selling, general and administrative	102.6	77.6
Depreciation	18.9	10.9
Amortization	2.4	—
Equity in earnings of investees	(2.2)	(1.8)

	1,114.4	838.1

Operating income	39.3	93.7

Interest income	1.8	1.9
Interest expense	(20.3)	(7.6)

Income before taxes	20.8	88.0
Income taxes	(1.3)	(1.5)

Net income	$19.5	$86.5

Basic earnings per share	$0.46	$2.12
Diluted earnings per share	0.46	1.94

Shares used to calculate basic earnings per share	42.0	40.9
Shares used to calculate diluted earnings per share[2]	42.4	44.5

[1]	The company’s Consolidated Income Statement includes the operations of Fresh Express and interest expense on the acquisition financing, since the June 28, 2005 acquisition date
[2]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FIRST QUARTER1

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended Mar. 31,		Percent Change Favorable (Unfavorable) vs. 2005
	2006	2005
Net sales by segment
Bananas	$482.9	$520.3	(7.2%)
Fresh Select	364.6	396.7	(8.1%)
Fresh Cut[1]	290.7	2.3	*
Other	15.5	12.5	24.0%

Total net sales	1,153.7	931.8	23.8%

Segment operating income (loss)
Bananas	$23.2	$86.9	(73.3%)
Fresh Select	5.6	9.9	(43.4%)
Fresh Cut[1]	11.2	(2.6)	*
Other	(0.7)	(0.5)	(40.0%)

Total operating income	39.3	93.7	(58.1%)

Operating margin by segment
Bananas	4.8%	16.7%	(11.9	pts)
Fresh Select	1.5%	2.5%	(1.0	pts)
Fresh Cut[1]	3.9%	(113.0%)	*

SG&A as a percent of sales	8.9%	8.3%	(0.6	pts)

Chiquita banana sales volume (40 lb. boxes)
European Core Markets[2]	14.0	15.3	(8.5%)
Trading Markets[3]	1.0	0.4	150.0%
North America	13.7	14.6	(6.2%)
Asia Pacific and the Middle East[4]	5.3	4.0	32.5%

Total	34.0	34.3	(0.9%)
Fresh Express retail value-added salad sales volume[5] (12-count cases)	16.0	14.6	9.6%

Euro average exchange rate, spot (dollars per euro)	1.20	1.31	(8.4%)

Euro average exchange rate, hedged (dollars per euro)	1.17	1.28	(8.6%)

[1]	The company’s operating statistics for the quarter ended Mar. 31, 2006, include the operations of Fresh Express
[2]	The 25 countries of the European Union, Switzerland, Norway and Iceland
[3]	Other European and Mediterranean countries not listed above
[4]	The company primarily operates through joint ventures in this region
[5]	These results include volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita
*	Not comparable due to the Fresh Express acquisition

Exhibit B:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

Q1 2006 vs. Q1 2005

(Unaudited)

Region	Pricing	Volume
North America	0%	(6%)

European Core Markets[1]
U.S. Dollar basis[2]	(6%)	(9%)
Local Currency	2%

Trading Markets[3]
U.S. Dollar basis	27%	150%

Asia Pacific and the Middle East[4]
U.S. Dollar basis[5]	(7%)	33%

[1]	The 25 countries of the European Union, Switzerland, Norway and Iceland
[2]	Prices on a U.S. dollar basis do not include the impact of hedging
[3]	Other European and Mediterranean countries not listed above
[4]	The company primarily operates through joint ventures in this region
[5]	Since the majority of the company’s business in this region is now invoiced in U.S. dollars, the company will no longer provide the local currency equivalent prices

FRESH EXPRESS VALUE-ADDED SALADS — RETAIL

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

Q1 2006 vs. Q1 2005

(Unaudited)

Region	Net Revenue Per Case	Volume
North America[6]	6%	10%

[6]	These results include net revenues and volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita

Exhibit C:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

Q1 2006 vs. Q1 2005

(Unaudited - in millions)

Currency Impact (Euro/Dollar)
Revenue	$(24)
Local Costs	6
Hedging[1]	—
Balance sheet translation[2]	7

Net European currency impact	$(11)

[1]	Net hedging losses in the first quarter 2006 and 2005 were each $4 million.
[2]	Balance sheet translation was zero in the first quarter 2006, compared to a loss of $7 million in the first quarter 2005.

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE - FIRST QUARTER 2006

(Unaudited - in millions)

	Dec. 31, 2005	Additions		Payments, Other Reductions	Mar. 31, 2006
Parent Company
7 1/2% Senior Notes	$250.0	$—		$—	$250.0
8 7/8% Senior Notes	225.0	—		—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	24.6	—		(0.1)	24.5
Term Loan C	373.1	—		(0.9)	372.2
Revolver	—	27.0	(a)	—	27.0

Shipping	111.4	1.7	(b)	(1.2)	111.9

Other	13.0	0.9		(0.3)	13.6

Total Debt	$997.1	$29.6		$(2.5)	$1,024.2

(a)	In the first quarter 2006, the company borrowed $27 million for seasonal working capital requirements under its revolving credit facility. In April 2006, the company repaid $8 million of these revolver borrowings.
(b)	Represents the exchange impact on euro-denominated debt.